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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 30, 2001

CORNERSTONE PROPANE PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-12499	77-0439862
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
432 Westridge Drive Watsonville, California	95076
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    (831) 724-1921

N/A
(Former Name or Former Address if Changed Since Last Report)

Item 5. Other Events.

    On November 30, 2001, the Registrant reported it completed an agreement for a $50 million lending facility to replace the $80.7 million bank credit agreement that expired. The new credit agreement extends through Nov. 28, 2002, provided certain provisions and covenants are met, and includes a revolving credit and term loan commitment. In the event the Montana Power transaction does not close by March 31, 2002, a replacement facility cannot be arranged, or a waiver could not be arranged, the new lenders have agreed to extend the maturity to November 28, 2002 if the partnership elects to suspend further distributions in the extension period. NorthWestern Corporation, as owner of the Managing General Partner, has agreed to provide a guaranty to the lenders. The registrant will pay a cash fee of 4.67% of the credit amount to NorthWestern, accrued in advance. The payment of such fee is subordinated to the repayment of the new lending facility. In addition, CornerStone will issue five-year warrants to NorthWestern to purchase 487,179 master limited partnership common units, immediately exercisable at an exercise price of 10 cents per unit. See the press release included as Exhibit 99 for additional information.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

  (c)
  Exhibits. The exhibits to this Report are incorporated by reference to the Exhibit Index appearing on page E-1 hereof.

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SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2001

CORNERSTONE PROPANE PARTNERS, L.P.
(Registrant)
By:	Cornerstone Propane GP, Inc. as Managing General Partner
By:	/s/ RICHARD D. NYE
Name:	Richard D. Nye
Title:	Vice President Finance & Administration and Acting Chief Financial Officer

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Exhibit Index

Exhibit No.		Description of Exhibit
4.5		Credit Agreement among Cornerstone Propane, L.P., as Borrower, The Several Lenders from time to time parties thereto, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston, CIBC Inc., The Bank of Nova Scotia and Barclays Capital plc, as Co-Arrangers Dated as of November 30, 2001
4.6
Guaranty Agreement dated as of November 30, 2001 by NorthWestern Corporation as Guarantor in favor of Credit Suisse First Boston, as Administrative Agent for the Lenders and the Lenders named in the Credit Agreement among Cornerstone Propane, L.P., as Borrower, The Several Lenders from time to time parties thereto, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston, CIBC Inc., The Bank of Nova Scotia and Barclays Capital plc, as Co-Arrangers Dated as of November 30, 2001
99(a	)	Press Release of Cornerstone Propane Partners, LP dated November 30, 2001

Page E–1

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SIGNATURES
Exhibit Index